                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Twelve Months Ended   Three Months Ended
                                       Dec. 31    Dec. 31   Dec. 31    Dec. 31
                                        2002       2001      2002       2001
                                      --------   --------  --------   --------
                                   (Thousands of Dollars, except ratio amounts)
Income (loss) before income taxes,
      extraordinary item and
      cumulative effect of
      accounting changes              $ 85,518   $(26,883) $ 58,173   $  8,643
Amortization of capitalized interest     2,872      2,810       708        800
Interest expense                        31,540     33,401     7,544      7,588
Interest portion of rental expense       1,391      2,585       278        975
                                      --------   --------  --------   --------
Earnings                              $121,321   $ 11,913  $ 66,703   $ 18,006
                                      ========   ========  ========   ========
Interest                              $ 31,975   $ 34,824  $  7,740   $  8,477
Interest portion of rental expense       1,391      2,585       278        975
                                      --------   --------  --------   --------
Fixed Charges                         $ 33,366   $ 37,409  $  8,018   $  9,452
                                      ========   ========  ========   ========
Ratio of Earnings to Fixed Charges        3.64       0.32      8.32       1.90
                                      ========   ========  ========   ========